                                               Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-66498
PROSPECTUS SUPPLEMENT NO. 1
---------------------------

                                  $175,000,000

                              Neuberger Berman Inc.

                     Liquid Yield Option(TM) Notes due 2021
                              (Zero Coupon-Senior)
                                       And
                           Common Stock Issuable Upon
                     Conversion and/or Purchase of the LYONs

         This prospectus supplement supplements the prospectus dated August 20, 2001 of Neuberger Berman Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $175,000,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The table of selling securityholders contained on page 44 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.


                                                 Aggregate
                                             Principal Amount                    Number of Shares
                                                of LYONs at     Percentage of    of Common Stock      Percentage of
                                               Maturity that        LYONs        That May Be Sold     Common Stock
Name                                            May be Sold      Outstanding           (1)           Outstanding (2)
----                                         ----------------   -------------    -----------------   ---------------
Onyx Fund Holdings, LDC                         $18,500,000          10.57%            256,926             *
Salomon Smith Barney Inc.                        13,250,000           7.57%            184,014             *




          Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus.


                                                 Aggregate
                                             Principal Amount                    Number of Shares
                                                of LYONs at     Percentage of    of Common Stock      Percentage of
                                               Maturity that        LYONs        That May Be Sold     Common Stock
Name                                            May be Sold      Outstanding           (1)           Outstanding (2)
----                                         ----------------   -------------    -----------------   ---------------

Argent Classic Convertible Arbitrage Fund
   (Bermuda) Ltd.                               $         0           0.00%                  0             *
Argent Convertible Arbitrage Fund Ltd.                    0           0.00%                  0             *
CALAMOS(R)Convertible Growth and Income
   Fund--CALAMOS(R)Investment Trust                       0           0.00%                  0             *
Highbridge International LLC                              0           0.00%                  0             *
Jackson County Employees' Retirement System               0           0.00%                  0             *
Lakeshore International, Ltd.                    10,600,000           6.06%            147,211             *
McMahan Securities Co. L.P.                       9,100,000           5.20%            126,379             *
Nomura Securities International, Inc.            14,000,000           8.00%            194,430(3)          *
Quattro Fund, Ltd.                                        0           0.00%                  0             *
State of Florida, Office of the Treasurer                 0           0.00%                  0             *
Triborough Partners QP LLC                                0           0.00%                  0             *
All other holders of LYONs or future
   transferees, pledgees, donees,
   assignees or successors of any such
   holders(6)(7)                                  6,300,000           3.60%             87,493             *

 -------------------
 * Less than 1%.

 (1) Calculated assuming only the conversion of all of the holder's LYONs at a conversion rate of 13.8879 shares of common stock per $1,000 principal amount at maturity of the LYONs (giving effect to the three-for-two stock split paid in shares of our common stock on August 16, 2001 to stockholders of record on August 1, 2001). This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. The number in this column does not include common stock that we may issue upon purchase of LYONs by us at the option of the holder nor does it include any other shares of common stock otherwise held by each such holder.

 (2) Calculated based on 70,660,723 shares of common stock outstanding as of July 27, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

 (3) Does not include 5,317 shares of common stock beneficially owned by Nomura Securities International, Inc. that are in addition to the shares issuable upon conversion of the LYONs.

 (6) Information about other selling securityholders will be set forth in prospectus supplements, if required.

 (7) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees, assignees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

     Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is September 4, 2001

(TM)Trademark of Merrill Lynch & Co., Inc.

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